NEWS RELEASE
FOR IMMEDIATE RELEASE
September 25, 2009

ACPT Contact:
Craig J. Renner
301-843-8600

FCP Contact:
Steve D. Walsh
202-386-7171

ACPT and FCP Fund I, L.P. Announce a Merger Agreement

Whereby ACPT Will Be Acquired For Approximately $43.6 Million

ST. CHARLES, MD — American Community Properties Trust (“ACPT” or the “Company”) (NYSE Amex: APO), a diversified real estate organization, and FCP Fund I, L.P., a Delaware limited partnership (“FCP”), today announced that they have entered into an agreement and plan of merger whereby FCP will acquire 100% of the outstanding common shares of ACPT for a price of $7.75 per share, payable in cash, for aggregate consideration of approximately $43.6 million. The per share price represents a 17% premium to ACPT’s closing price on September 14, 2009, the last trading day before ACPT announced that it was considering various strategic alternatives, including a possible sale of the Company. Closing is expected to occur prior to March 31, 2010, and is subject to, among other things, approval of the transaction by holders of at least two-thirds of ACPT’s common shares.

Under the terms of the merger agreement, ACPT may solicit alternative proposals from third parties for a period of 30 days beginning on September 28, 2009 and intends to consider any such proposals with the assistance of its independent advisors.

FBR Capital Markets & Co. is acting as financial advisor to the special committee of ACPT’s board of trustees.

Concurrently with the execution of the merger agreement, members of the Wilson family, who collectively own approximately 50.68% of the outstanding voting shares of the Company, entered into a voting agreement with FCP pursuant to which they have agreed to vote their Company common shares in favor of the transaction.

About American Community Properties Trust

ACPT is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the NYSE Amex under the symbol APO. Further information about ACPT is available on the Internet at www.acptrust.com.

About Federal Capital Partners and FCP Fund I, L.P.

Federal Capital Partners is a Washington, DC-based real estate investment company focused on residential and commercial assets located in the Mid-Atlantic region. It manages over $450 million of equity, including FCP Fund I, L.P., a $240 million discretionary equity fund raised in 2008. The firm’s partners include Alex Marshall, Tom Carr, Lacy Rice and Esko Korhonen. See www.FCPDC.com for more information.

Forward-Looking Statements

Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company’s products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, general economic conditions, the current slowdown in the U.S. economy, our ability to find suitable financing for our development activities, the normal cyclical nature of the real estate industry, and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information on the risks that may affect the Company’s operations, business and prospects, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the Securities and Exchange Commission as well as, when filed, the quarterly report on Form 10-Q for the six and three month periods ended June 30, 2009.

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